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                                                                    Exhibit 99.1


                     CELERITEK REPORTS FIRST QUARTER RESULTS

      (SANTA CLARA, CA), July 22, 2003,------Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today reported financial results for its first quarter ended June 30, 2003.

FINANCIAL RESULTS

      For the first quarter of fiscal 2004, Celeritek reported revenues of $6.6 million, compared with $8.1 million in the fourth fiscal quarter of 2003 and $15.3 million in the first quarter of fiscal 2003. The net loss for the first quarter of fiscal 2004 was $6.9 million or $0.56 per share, compared with a net loss of $1.3 million or $0.10 per share for the same period a year ago. Included in the net loss was approximately $1.4 million in expenses related to the special meeting of shareholders and $1.1 million in investment banking fees, including fees related to the special meeting. As part of Celeritek's continued focus on cost reductions, the Company reduced its engineering headcount in the United Kingdom at the beginning of July. Celeritek expects this to result in approximately $1.0 million of annual savings and that it will incur approximately $0.5 million to $0.8 million of termination expense and fixed asset impairment charges in research and development next quarter.

      Semiconductor revenues were $1.6 million in the first quarter of fiscal 2004, compared to $3.0 million in the fourth quarter of fiscal 2003 and $9.4 million in the first quarter of fiscal 2003. The decrease in semiconductor sales in the first quarter of fiscal 2004 compared to the fourth quarter of fiscal 2003 is due to the previously announced decision of one of Celeritek's customers to discontinue its strategy of dual sourcing power amplifier modules for handset applications.

      Subsystem revenues were $5.0 million in the first quarter of fiscal 2004, compared to $5.1 million in the fourth quarter of fiscal 2003 and $5.9 million in the first quarter of fiscal 2003.

      The Company used $4.9 million in cash in the first quarter of fiscal 2004, including approximately $1.6 million related to the special meeting of shareholders and investment banking fees, resulting in a balance of cash and short-term investments of $90.7 million at June 30, 2003. At the end of the first quarter of fiscal 2004, the accounts receivable and inventory balances were each $3.5 million, compared with $4.5 million and $3.6 million respectively, at the end of the fourth quarter of fiscal 2003.

COMMENTS FROM MANAGEMENT

      "This continues to be a difficult time for our business as evidenced by the reduced semiconductor revenue this quarter. Celeritek is facing considerable business challenges resulting from excess capacity and increasing competition in the wireless communications
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market. The success of our new products, primarily our 3mm x 3mm power amplifier modules, is critical to our ability to achieve revenue levels significant enough for us to return to profitability. That said, we do have a number of initiatives in place that we believe are moving us toward our goal of revenue growth and profitability in the future," said Tamer Husseini, president and chief executive officer of Celeritek.

      "During the quarter, we achieved a positive book-to-bill ratio of 1.2 for our defense products and 2.1 for our semiconductor products. Our backlog increased 28% to $13.1 million from $10.4 million at March 31, 2003. This progress is largely due to the actions we've taken to expand our customer reach and drive Celeritek's technology leadership. For instance, our new global distribution partnership with Richardson Electronics resulted in a number of semiconductor related design wins and pre-production orders.

      "Also, our commitment to innovation is proving to be an important competitive differentiator. Celeritek recently received a production volume order for a semiconductor product for a satellite handset and a new design win for a second satellite handset that should go into production later this year. Further, the 3mm x 3mm power amplifier modules that we introduced last quarter are continuing to generate interest among our customers. We expect to see initial orders for this product in the fall.

      "Additionally, as previously announced, we reached an agreement with the Celeritek Shareholder Protective Committee in May. As part of this agreement, the Board has established a strategy committee to explore all strategic alternatives available to the company and to make recommendations to the board regarding the company's strategic alternatives. Lehman Brothers continues to assist with this process. We are pleased to have removed the uncertainty created by the proxy contest and, with the advice and assistance of our new directors, we will continue to focus on delivering value to our shareholders," continued Mr. Husseini.

      "While we still face difficult operating environments in our business units, I'm confident this combination of efforts will keep our company moving in the right direction and that we are on the path to achieving increased shareholder value in the long-term," concluded Mr. Husseini.

BUSINESS OUTLOOK

      The Company currently expects revenues to be approximately $6.5 million to $7.5 million in the second quarter of fiscal 2004 with gross margins of approximately 7% to 9%. R&D expense is expected to be $2.8 million to $2.9 million for the quarter, absent the termination expense and fixed asset impairment charges related to the Belfast reductions, and SG&A expense is expected to be $2.4 million to $2.6 million for the quarter. Cash balances are projected to be approximately $85.0 million to $86.0 million at the end of September 2003.

CONFERENCE CALL

      Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the first quarter of fiscal 2004 and comment on the Company's business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek's web site: www.celeritek.com. The call will also be available live by dialing (800) 634-1568 (within the US) and (212) 346-7475 (outside the US). A replay of the
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call will be available through Sunday, July 27th until 5:00 PM PT. The replay number is (800) 633-8284 (within the US) and at (402) 977-9140 (outside the US). Enter reservation # 21155224 for the replay.

ABOUT CELERITEK

      Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

SAFE HARBOR STATEMENT

This release contains forward-looking statements. These forward-looking statements represent the Company's expectations or beliefs concerning future events and include statements, among others, regarding: expected cost savings and expenses resulting from the reduction of engineering headcount; initiatives with respect to our goal of revenue growth and profitability; the expansion of our customer base and technology leadership; expected production orders in connection with the design win for a satellite handset; expected orders for our 3x3 mm power amplifier modules in the fall; our current expectation that in the second quarter of fiscal 2004 revenues will be approximately $6.5 million to $7.5 million and gross margins will be approximately 7% to 9%; our expectation that R&D expense will be approximately $2.8 million to $2.9 million absent the termination expense and fixed asset impairment charges related to the Belfast reductions and that SG&A expense will be approximately $2.4 million to $2.6 million for the second quarter of fiscal 2004; and our expectation that the cash balances at the end of September will be approximately $85.0 million to $86.0 million. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk that design wins will not result in production orders for our products; the risk that uncertainties in the Korean telecommunications market will cause production orders of power amplifier products to be less than expected; the risk that our competitors may introduce power amplifier products with features similar or superior to ours; the risk that we may experience a decrease in manufacturing yields; and the risk that our expenses may be greater than anticipated. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.
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CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

                                                    June 30,        March 31,
                                                      2003            2003
                                                    --------        --------
                                                  (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                         $  5,870        $ 28,909
  Short-term investments                              84,848          66,727
  Accounts receivable, net                             3,530           4,483
  Inventories                                          3,469           3,599
  Prepaid expenses and other current assets            1,929           1,925
                                                    --------        --------
           Total current assets                       99,646         105,643
Property and equipment, net                           10,289          11,029
Intangible assets                                        803             931
Other assets                                           4,844           4,857
                                                    --------        --------
Total assets                                        $115,582        $122,460
                                                    ========        ========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $  5,035        $  4,355
  Accrued payroll                                      1,448           1,601
  Accrued liabilities                                  4,331           4,201
  Current portion of long-term debt                    2,611           2,543
  Current obligations under capital leases               651             597
                                                    --------        --------
          Total current liabilities                   14,076          13,297
Long-term debt, less current portion                   1,443           2,126
Non-current obligations under capital leases             725             793
Shareholders' equity                                  99,338         106,244
                                                    --------        --------
Total liabilities and shareholders' equity          $115,582        $122,460
                                                    ========        ========

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CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)


                                                      Three Months Ended
                                                           June 30,
                                                   -------------------------
                                                     2003             2002
                                                   --------         --------
Net sales                                          $  6,572         $ 15,341
Cost of goods sold                                    6,017           11,386
                                                   --------         --------
Gross profit (loss)                                     555            3,955
Operating expenses:
  Research and development                            2,915            2,606
  Selling, general and administrative                 4,651            2,654
  Amortization of intangibles                           128               --
                                                   --------         --------
Total operating expenses                              7,694            5,260
Loss from operations                                 (7,139)          (1,305)
Impairment of strategic investment                       --             (330)
Interest income and other, net                          241              368
                                                   --------         --------
Loss before income tax                               (6,898)          (1,267)
Provision for income taxes                               --               --
                                                   --------         --------
Net loss                                           ($ 6,898)        ($ 1,267)
                                                   ========         ========
Basic and diluted loss per share                   ($  0.56)        ($  0.10)
                                                   ========         ========
Weighted average common shares outstanding           12,343           12,231
Weighted average common shares outstanding,
  assuming dilution                                  12,343           12,231
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